Exhibit 99.1

eGain Announces Fiscal 2014 Second Quarter Financial Results

•	Total quarterly revenue of $17.7 million, up 20% year-over-year
•	Quarterly cloud software revenue up 49% year-over-year
•	Six months total revenue of $33.3 million up 31% year-over-year
•	Six months cloud revenue up 55% year-over year
•	eGain updates guidance for fiscal 2014 annual cloud revenue growth of between 35% and 40% year-over-year
•	eGain reiterates guidance for fiscal 2014 annual total revenue growth of between 20% and 25% year-over-year

Sunnyvale, Calif. (February 5, 2013) – eGain (NASDAQ: EGAN), a leading provider of cloud customer engagement solutions, today announced results for its fiscal 2014 second quarter ended December 31, 2013.

Ashu Roy, eGain’s CEO, commented, “We made good progress in our second quarter toward our fiscal 2014 targets.  We are seeing a positive demand shift with larger opportunities in our pipeline and growing partner leverage, especially through our developing Cisco SolutionsPlus program. In the near term, this shift is lengthening our sales cycle, particularly when we are part of a client’s larger digital transformation initiative. As a result, we are adjusting our annual cloud revenue guidance while reiterating our total annual revenue guidance.”

Fiscal 2014 Second Quarter Results:

Revenue:  Total revenue for the fiscal second quarter was $17.7 million, an increase of 20% on a year-over-year basis. Subscription and support revenue for the fiscal second quarter was $10.2 million, an increase of 31% on a year-over-year basis.  The cloud portion of the subscription and support revenue was $6.7 million, an increase of 49% on a year-over-year basis.  License revenue for the fiscal second quarter was $3.1 million, a decrease of 11% on a year-over-year basis.  Professional services revenue for the fiscal second quarter was $4.4 million, an increase of 24% on a year-over-year basis.

For the six months ended December 31, 2013, total revenue was $33.3 million, an increase of 31% for the same period last year. Subscription and support revenue was $19.7 million, an increase of 32% for the same period last year.  The cloud portion of the subscription and support revenue was $12.8 million, an increase of 55% for the same period last year.  License revenue was $6.9 million, an increase of 67% for the same period last year.  Professional services revenue was $6.7 million, an increase of 6% for the same period last year.

Gross Profit:  Gross profit for the fiscal second quarter was $11.8 million, compared to $10.5 million for the second quarter of fiscal 2013.  Gross margin for the fiscal second quarter was 67%, compared to 71% in the second quarter last year.  The subscription and support revenue gross margin for the fiscal second quarter was 81%, compared to 85% in the second quarter last year.

For the six months ended December 31, 2013, gross profit was $22.0 million, compared to $16.9 million for the same period last year.  Gross margin was 66%, compared to 66% for the same period last year.  The subscription and support revenue gross margin for the six months ended December 31, 2013 was 80%, compared to 83% for the same period last year.

Earnings per Share:  Net loss for the fiscal second quarter was $1.2 million, or a loss of $0.05 per share on a basic and diluted basis, compared to net income of $641,000, or $0.03 per share on a basic and $0.02 per share on a diluted basis, for the second quarter of last year.  Net loss for the fiscal second quarter includes stock-based compensation expense of $394,000 and interest and tax expense of $91,000, compared to stock-based compensation expense of $281,000 and interest and tax expense of $265,000 in the second quarter last year.

For the six months ended December 31, 2013, net loss was $3.2 million, or a loss of $0.13 per share on a basic and diluted basis, compared to net loss of $2.2 million, or $0.09 per share on a basic and diluted basis, for the same period last year.  Net loss for the six months ended December 31, 2013 includes stock-based compensation expense of $740,000 and interest and tax expense of $277,000, compared to stock-based compensation expense of $585,000 and interest and tax expense of $479,000 for the same period last year.

Cash:  Total cash, cash equivalents and restricted cash decreased to $13.5 million at December 31, 2013, from $19.9 million at December 31, 2012. Cash provided by operations was $1.2 million for the six months ended December 31, 2013 compared to cash provided by operations of $9.9 million for the same period last year.

Deferred Revenue: Total deferred revenue (which includes both deferred revenue on the balance sheet of $20.0 million and unbilled deferred revenue that remains off balance sheet of $17.7 million, collectively representing contractual commitments that have not been recognized as revenue) was $37.7 million at December 31, 2013, compared to $40.5 million at December 31, 2012.

Fiscal 2014 Guidance: eGain reiterates its fiscal 2014 guidance for annual total revenue growth of between 20% and 25% and updates annual cloud revenue growth from between 40% and 45% to between 35% and 40%.

Quarterly Conference Call

eGain will discuss its quarterly results today via teleconference at 5:00 p.m. Eastern Daylight Time. To access the live call, please dial (877) 941-1429 (U.S. toll free) or (480) 629-9857 (international), and request the “eGain” call. A live webcast of the call can be accessed from the investors section at www.egain.com. An audio replay of the conference call can be accessed at (800) 406-7325 (U.S. toll-free) or (303) 590-3030 (international). The replay will be available starting two hours after the call and remain in effect for one week. The required pass code is #4661729. An archive of the webcast will also be available on the investors section at www.egain.com.

About eGain

eGain’s customer engagement solutions power digital transformation for leading brands. Our top-rated cloud applications for social, mobile, web, and contact centers help clients deliver connected customer journeys in a multichannel world. To find out more about eGain Corporation visit http://www.egain.com/company/investors/

Headquartered in Sunnyvale, California, eGain has operating presence in North America, EMEA, and APAC. To learn more about us, visit www.eGain.com or call the company’s offices: +1-800-821-4358 (US), +44-(0)-1753-464646 (EMEA), or +91-(0)-20-6608-9200 (APAC).

# # #

Cautionary Note Regarding Forward-Looking Statements. This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other matters, statements about the Company’s market opportunities, statements about the Company’s partnership with Cisco, statements about the Company’s expected financial results for the fiscal second quarter ended December 31, 2013 with respect to total revenue, subscription and support revenue, license revenue and statements regarding our fiscal 2014 guidance, including sources of revenue and business mix. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the Company’s results could differ materially from the results expressed or implied by the forward-looking statements we make. The risks and uncertainties referred to above include – but are not limited to – risks that our hybrid revenue model and lengthy sales cycles may negatively affect our operating results; risks related to our reliance on a relatively small number of customers for a substantial portion of our revenue; our ability to compete successfully and manage growth; our ability to develop and expand strategic and third party distribution channels; risks associated with new product releases; risks related to our international operations; our ability to invest resources to improve our products and continue to innovate; and other risks detailed from time to time in eGain’s filings with the Securities and Exchange Commission, including eGain’s annual report on Form 10-K filed on September 23, 2013, and eGain’s quarterly reports on Form 10-Q, which are available on the Securities and Exchange Commission’s Web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof.  The Company assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain. All other company names and products are trademarks or registered trademarks of their respective companies.

eGainMKR Group Investor Relations

Charles Messman, VP FinanceTodd Kehrli or Jim Byers

Phone: 408-636-4500Phone: 323-468-2300

Email: iregain@egain.comEmail: egan@mkr-group.com

eGain Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenue:
Subscription and support	$10,246	$7,806	$19,712	$14,980
License	3,065	3,426	6,903	4,139
Professional services	4,354	3,505	6,732	6,341
Total revenue	17,665	14,737	33,347	25,460
Cost of subscription and support	1,951	1,208	3,922	2,604
Cost of license	26	46	52	91
Cost of professional services	3,859	3,012	7,395	5,915
Total cost of revenue	5,836	4,266	11,369	8,610
Gross profit	11,829	10,471	21,978	16,850
Operating expenses:
Research and development	2,390	2,142	4,496	4,092
Sales and marketing	8,617	5,946	16,012	11,495
General and administrative	1,930	1,570	4,136	3,077
Total operating expenses	12,937	9,658	24,644	18,664
Income / (loss) from operations	(1,108)	813	(2,666)	(1,814)
Interest expense, net	(37)	(136)	(129)	(277)
Other income (expense), net	(18)	93	(278)	50
Income / (loss) before income tax provision	(1,163)	770	(3,073)	(2,041)
Income tax provision	(54)	(129)	(148)	(202)
Net income / (loss)	$(1,217)	$641	$(3,221)	$(2,243)

Per share information:
Basic net income / (loss) per common share	$(0.05)	$0.03	$(0.13)	$(0.09)
Diluted net income / (loss) per common share	$(0.05)	$0.02	$(0.13)	$(0.09)
Weighted average shares used in computing basic net income / (loss) per common share	25,356	24,670	25,267	24,593
Weighted average shares used in computing diluted net income / (loss) per common share	25,356	26,099	25,267	24,593

Summary of stock-based compensation included in the costs and expenses above:
Cost of revenue	$85	$30	$152	$59
Research and development	$52	$78	$99	$155
Sales and marketing	$160	$90	$293	$186
General and administrative	$97	$83	$196	$185

eGain Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	June 30,
	2013	2013
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$12,491	$16,206
Restricted cash	29	29
Accounts Receivable, net	9,372	12,307
Deferred commissions	1,410	1,745
Prepaid and other current assets	1,766	2,377
Total current assets	25,068	32,664
Property and equipment, net	4,323	3,544
Deferred commission, net of current portion	435	776
Goodwill	4,880	4,880
Restricted cash, net of current portion	1,000	1,000
Other assets	712	672
Total assets	$36,418	$43,536

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$2,304	$2,583
Accrued compensation	4,147	4,339
Accrued liabilities	1,433	2,478
Deferred revenue	18,045	15,679
Capital lease obligation	176	-
Bank borrowings	1,833	2,667
Related party notes payable	-	2,897
Total current liabilities	27,938	30,643
Deferred revenue, net of current portion	1,966	4,057
Capital lease obligation, net of current portion	187	-
Bank borrowings, net of current portion	1,500	2,000
Other long term liabilities	717	848
Total liabilities	32,308	37,548
Stockholders' equity:
Common stock	25	25
Additional paid-in capital	329,749	328,552
Notes receivable from stockholders	(89)	(87)
Accumulated other comprehensive loss	(1,020)	(1,168)
Accumulated deficit	(324,555)	(321,334)
Total stockholders' equity	4,110	5,988
Total liabilities and stockholders' equity	$36,418	$43,536